Exhibit 99.1

For: A.C. Moore Arts & Crafts, Inc. For More Information Contact: David Stern, Chief Financial Officer (856) 768-4943	From: Gregory FCA Communications, Inc. For More Information Contact: Joe Hassett (610) 642-8253
A.C. Moore Reports Third Quarter 2009 Results
Berlin, New Jersey, November 6, 2009 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the three and nine month periods ended October 3, 2009.
Sales for the third quarter of fiscal 2009 were $106.1 million, compared to sales of $116.7 million during the third quarter of fiscal 2008. Sales were impacted by operating two fewer stores than during the same period in 2008 and by a decrease in comparable store sales of 7.7%. Pre-tax loss for the quarter was $12.9 million, compared to a pre-tax loss of $4.4 million for the quarter last year. In the third quarter of 2008, the Company recorded a valuation allowance against the net deferred tax asset which resulted in income tax expense of $3.1 million, or $0.15 per share. Net loss for the quarter was $12.9 million, or $0.53 cents per share, compared to a net loss of $7.5 million, or $0.37 per share, for the comparable period last year.
Sales for the nine months ended October 3, 2009 were $319.2 million, compared to sales of $369.6 million during the comparable period of 2008. Sales were impacted by operating fewer stores than during the first nine months in 2008 and by a decrease in comparable store sales of 11.7%. Net loss for the nine months ended October 3, 2009 was $25.4 million, or $1.16 per share, compared to a net loss of $13.6 million, or $0.67 per share, for the same period last year. Prior year results include charges related to the non-cash fixed asset impairment of $0.07 per share.
Rick Lepley, Chief Executive Officer, said, “We were highly promotional in the quarter which adversely affected our margins. However, we are encouraged with the customer count increase from the second quarter, suggesting that shoppers were pleased with our advertising message and promotions.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Friday, November 6, 2009 to discuss third quarter 2009 results. To participate in the conference call, please dial (888) 503-8163 and provide the operator with passcode #7326849. If you are unable to access the live call, please dial (888) 203-1112 and enter pin #7326849 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on November 6, 2009 and will remain available until November 13, 2009 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 134 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, our ability to increase the number of stores we operate and the profitability of existing stores, how well we manage our growth, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	October 3,	January 3,	September 30,
	2009	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$31,326	$74,437	$46,756
Inventories	138,151	109,365	142,004
Prepaid expenses and other current assets	5,964	14,851	8,907

	175,441	198,653	197,667

Non-current assets:
Property and equipment, net	88,069	92,403	98,510
Other assets	2,485	2,690	2,544

	$265,995	$293,746	$298,721

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$29,071	$12,571
Trade accounts payable	44,187	39,274	42,346
Other current liabilities	22,666	28,234	17,707

	85,852	96,579	72,624

Non-current liabilities:
Long-term debt	—	—	17,143
Deferred tax liability and other	2,722	4,560	3,742
Accrued lease liability	17,242	18,307	19,087

	19,964	22,867	39,972

	105,816	119,446	112,596

Shareholders’ equity	160,179	174,300	186,125

	$265,995	$293,746	$298,721

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended		Nine Months ended
	October 3,	September 30,	October 3,	September 30,
	2009	2008	2009	2008

Net sales	$106,083	$116,661	$319,172	$369,635
Cost of sales (including buying and distribtuion costs)	65,350	66,228	188,428	212,728

Gross margin	40,733	50,433	130,744	156,907
Selling, general and administrative expenses	53,177	53,390	154,221	166,657
Store pre-opening and closing expenses	250	1,328	932	3,284

Loss from operations	(12,694)	(4,285)	(24,409)	(13,034)
Net interest expense	191	158	885	529

Loss before income taxes	(12,885)	(4,443)	(25,294)	(13,563)
Provisions for income taxes	24	3,096	72	8

Net loss	$(12,909)	$(7,539)	$(25,366)	$(13,571)

Basic net loss per share	$(0.53)	$(0.37)	$(1.16)	$(0.67)

Diluted net loss per share	$(0.53)	$(0.37)	$(1.16)	$(0.67)

Basic weighted average shares outstanding	24,324,860	20,299,501	21,913,991	20,298,961

Diluted weighted average shares outstanding	24,324,860	20,299,501	21,913,991	20,298,961